Exhibit 99.1
FOR IMMEDIATE RELEASE —
Date: July 21, 2011

Contact:
Investors	Media
Jay Gould	Maureen Brown
Jay.Gould@huntington.com	Maureen.Brown@Huntington.com
(614) 480-4060	(614) 480-5512
Todd Beekman
Todd.Beekman@huntington.com
(614) 480-3878
HUNTINGTON BANCSHARES INCORPORATED
REPORTS $145.9 MILLION OF NET INCOME, OR $0.16 PER COMMON SHARE,
FOR THE 2011 SECOND QUARTER, UP 15% AND 14%, RESPECTIVELY, FROM
THE 2011 FIRST QUARTER
DECLARES $0.04 PER SHARE QUARTERLY COMMON STOCK DIVIDEND
Other specific highlights compared with 2011 First Quarter:
•	1.11% return on average assets, up from 0.96%
•	13.3% return on average tangible common equity, up from 12.7%
•	3.40% net interest margin, down 2 basis points
•	5% annualized growth in average total loans
•	26% annualized growth in average noninterest-bearing demand deposits
•	$242.6 million in pre-tax, pre-provision income
•	41% decline in net charge-offs to an annualized 1.01%, down from 1.73%
•	9.92% Tier 1 common risk-based capital, up from 9.75%
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2011 second quarter net income of $145.9 million, up $19.5 million, or 15%, from $126.4 million in the 2011 first quarter. Earnings per common share in the current quarter were $0.16, up $0.02 per share, or 14%, from $0.14 per common share in the prior quarter. Net income in the year-ago quarter was $48.8 million, or $0.03 per common share.
For the first six months of 2011, Huntington reported net income of $272.4 million, or $0.30 per common share. This compared with net income of $88.5 million, or $0.04 per common share, for the comparable year-ago period.

Huntington Bancshares Incorporated today also announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.04 per common share. The dividend is payable October 3, 2011, to shareholders of record on September 19, 2011.
Summary Performance Discussion Compared with 2011 First Quarter
“We are pleased that second quarter results represented our sixth consecutive quarterly increase in earnings and it shows the progress we are making on a number of fronts,” said Stephen D. Steinour, chairman, president, and chief executive officer. “This improvement reflected the benefits from a combination of factors such as our conservative view toward addressing credit quality early in the financial downturn, the increasing contribution from strategic investments, improving customer product penetration, and aspects of our ‘Fair Play’ banking philosophy that are gaining traction every day.”
“Generating an appropriate return for our shareholders is a key objective,” he continued. “As such, we are very pleased that our financial strength and performance have improved to the point that enables us to raise our common stock dividend,” Steinour said. “The $0.04 per share dividend on an annualized basis equates to a dividend yield of 2.5% based on yesterday’s closing stock price of $6.31. Disciplined management of capital is important, with dividends being just one component. We have established a common stock dividend payout targeted range of 20%-30%, and this declared dividend falls within the middle of that range. This is especially good news for our many retail shareholders who depend on the dividend for income.”
“We are also pleased that our return on average assets was 1.11% in the second quarter. This was our highest level since the first quarter of 2007. Importantly, it has now reached the lower end of our long-term target of 1.10%-1.35%. Our return on average common tangible common equity increased to 13.3%, also our highest level in several years. This is evidence that we are making very good progress on improving the overall earnings power of the Company and generating better shareholder returns.”
“Nevertheless, we can, and expect to, do better,” said Steinour. “Our pre-tax, pre-provision income was below our expectations. Earning assets did not expand as envisioned, which resulted in net interest income falling below expectations. Also, noninterest expense did not decline as much as anticipated.”
Net income in the second quarter was $145.9 million, up $19.5 million, or 15%, from the 2011 first quarter. Drivers of the increase were a $17.7 million, or 3%, increase in fully-taxable equivalent revenue, reflecting an 8% increase in noninterest income partially offset by a slight decline in net interest income. Net income also benefited from a $13.6 million, or 28%, decline in provision for credit losses, as well as a $2.3 million, or 1%, decrease in noninterest expense.
Total noninterest income increased $18.8 million, or 8%. This reflected increases in services charges on deposit accounts and electronic banking income of $6.4 million (12%) and $2.9 million (10%), respectively, primarily due to seasonal factors. Other income increased $7.3 million (19%), reflecting higher market-related gains and capital markets income.

Net interest income declined $1.0 million, or less than 1%, from the 2011 first quarter. This reflected a 1% (3% annualized) decrease in average earning assets and a 2 basis point decline in the fully-taxable equivalent net interest margin to 3.40%. The decrease in average earning assets was driven by a combined decline of $0.5 billion, or 5% (22% annualized), in average securities, as well as a $0.2 billion decline in average loans held for sale. The negative impact of these declines was partially offset by a $0.4 billion, or 1% (5% annualized), increase in average total loans and leases. Loan growth in the automobile portfolio and commercial and industrial loan (C&I) portfolio was strong, up 18% and 8% annualized, respectively. The noncore commercial real estate (CRE) portfolio continued its planned decline. The core deposit mix continued to improve. Noninterest-bearing demand deposits and low cost interest-bearing demand deposits on a combined basis grew $0.7 billion, or at individual growth rates of 6% (26% annualized) and 4% (16% annualized), respectively.
“Our emphasis on cross sell, coupled with customers increasingly being attracted by the benefits offered through our ‘Fair Play’ banking philosophy with programs such as 24-Hour Grace® on overdrafts and more recently the launch of Asterisk-Free Checking™, are clearly having a very positive effect,” Steinour noted. “The percent of consumer households with over four products at the end of the 2011 second quarter was 71.3%, up from 69.4% at the end of last year. And for the first half of this year, consumer checking account households grew at a 9.9% annualized rate, up from 6.8% for full year 2010.”
“Net interest income, which accounted for about 61% of total revenue in the second quarter, did not grow as much as we thought it would from the first quarter level,” Steinour said. “Part of the reason was lower interest rates. A decline in short-term LIBOR rates in the second quarter resulted in lower commercial loan income, without a commensurate decline in deposit and borrowing costs. While we had strong growth in lower-cost deposits, there were few alternatives to invest these funds at an attractive risk-adjusted spread. As a result, we let other higher cost deposits run off rather than retain these deposits and invest these funds in low-return investment securities. This negatively impacted current quarter income. We viewed this as a good tradeoff between generating short-term revenue and maintaining balance sheet and risk discipline. Further, during the second quarter, interest income from hedging derivatives decreased, which negatively impacted current quarter income. However, our balance sheet remains asset sensitive and is expected to benefit from any upward movement in interest rates. The net effect of all this was a level of earning assets that was over $1 billion lower than we had envisioned at the end of the first quarter.”
The provision for credit losses declined $13.6 million, or 28%, from the 2011 first quarter. This reflected a 3% decline in nonaccrual loans from the end of the prior quarter. Total criticized commercial loans declined 11% during the quarter. The period end allowance for credit losses (ACL) as a percentage of total loans and leases declined to 2.84% from 3.07%. And while the ACL as a percentage of period end total nonaccrual loans (NALs) declined slightly to 181% from 185%, it remains very strong from an historical perspective. Net charge-offs were $97.5 million, or an annualized 1.01% of average total loans and leases, down 41% from $165.1 million, or 1.73%, in the 2011 first quarter.

To put 2011 second quarter credit quality related performance metrics into perspective:
•	$35.8 million of provision for credit losses — lowest level since the first quarter of 2007

•	Net charge-offs of $97.5 million, or an annualized 1.01% — lowest absolute and relative levels since the third quarter of 2008

•	1.57% level of nonaccrual loans as a percent of total loans — lowest since the third quarter of 2008
Commenting on credit quality trends, Steinour said, “Credit quality continued its improvement. This was as expected and reflects well on the actions we took over the last two years to address credit-related issues in our loan portfolio. Even so, these performance metrics remain elevated compared with historical performance. As such, we expect to see continued declines in nonaccrual loans and net charge-offs with several credit-related performance metrics returning to more normal levels around the middle of next year.”
Total noninterest expense declined $2.3 million, or 1%, reflecting an $18.2 million decline in other expense, as the 2011 first quarter included $17.0 million in additions to litigation reserves. The benefit of this decline was partially offset by increases in professional services ($6.6 million), deposit and other insurance expense ($5.9 million), outside data processing and other services ($3.6 million), and marketing costs ($3.2 million).
“We remain focused on managing expenses from two perspectives. First, we are committed to continuing to make investments in our strategic initiatives designed to grow long-term revenue. The results of investments over the last two years are positively impacting results. Second, we are always looking for ways to do business faster, more efficiently, and better for customers in order to free up resources for continued investments and improve overall operating efficiency. This is also important in an environment of increasing regulatory-related costs. Our long-term objective is an efficiency ratio in the low-to-mid 50% range. Our efficiency ratio in the 2011 second quarter was 63%. So there are opportunities ahead of us to improve our expense performance.”
The Tier 1 common risk-based capital ratio at June 30, 2011, was 9.92%, up from 9.75% at the end of the prior quarter, and the tangible common equity ratio increased to 8.22% from 7.81%. The regulatory Tier 1 and Total capital ratios were 12.14% and 14.89%, respectively, up from 12.04% and 14.85%, respectively, at March 31, 2011.
Pre-Tax, Pre-Provision Income Trends
One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude provision expense, securities gains or losses, and amortization of intangibles. In addition, earnings are adjusted for items identified by management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at the time to be infrequent or short-term in nature, which management believes may distort the company’s underlying performance trends (see Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion).

Pre-Tax, Pre-Provision Income (1)

	2011		2010
	Second	First	Fourth	Third	Second
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Income Before Income Taxes	$194.9	$161.2	$157.9	$130.6	$62.1

Add: Provision for credit losses	35.8	49.4	87.0	119.2	193.4
Less: Securities (losses) gains	1.5	0.0	(0.1)	(0.3)	0.2
Add: Amortization of intangibles	13.4	13.4	15.0	15.1	15.1
Less: Significant items (1) Additions to litigation reserves	—	(17.0)	—	—	—

Pre-Tax, Pre-Provision Income (1)	$242.6	$240.9	$260.1	$265.2	$270.5

Linked-quarter change — amount	$1.6	$(19.1)	$(5.2)	$(5.2)	$18.6
Linked-quarter change — percent	0.7%	-7.4%	-1.9%	-1.9%	7.4%

(1)	See Basis of Presentation for definition
Pre-tax, pre-provision income was $242.6 million in the 2011 second quarter, up $1.6 million, or 1%, from the prior quarter.
“Primarily reflecting the lack of growth in net interest income, our 2011 second quarter pre-tax, pre-provision performance did not improve as much as expected. With the environment for revenue growth continuing to be challenging, we believe pre-tax, pre-provision earnings for the foreseeable future will more closely mirror that of the second quarter,” said Steinour. “This short pause in meaningful pre-tax, pre-provision earnings growth is disappointing, but we do not believe it will be long lived. This is why we will keep making selective investments in initiatives to grow long-term revenue, remain disciplined in our loan and deposit pricing, stay focused on increasing customer product penetration, and work on continuing to improve operating efficiency.”
Expectations
The lack of prospects for meaningful economic improvement, higher interest rates, and wider spreads between short-term and long-term interest rates over the remainder of this year is a challenge. Further, borrower and consumer confidence remain fragile. And while we now have clarity on the amount and timing of the pending reduction in debit card interchange fees, this nevertheless represents a reduction in fee income. All of these combined represent meaningful revenue growth headwinds.
Nevertheless, net income is expected to grow from the second quarter level throughout the rest of the year, primarily reflecting modest revenue growth and disciplined expense control.
We believe the momentum we are seeing in loan and low cost deposit growth will continue. This, coupled with a stable net interest margin, should contribute to modest growth in net interest income. Our C&I portfolio is expected to continue to show meaningful growth with much of this reflecting the positive impact from strategic initiatives to expand our commercial lending expertise into areas like specialty banking, asset based lending, and equipment financing, in addition to our long-standing continued support of small business lending. We believe period-end balances in our C&I and auto portfolios position us for continued growth in average balances for these portfolios as we head into the third quarter.

We anticipate our total core deposits will increase, reflecting continued growth in consumer households and business relationships. Further, we expect the shift toward lower-cost noninterest-bearing and interest-bearing demand deposit accounts will continue.
Noninterest income is expected to show modest growth in the 2011 second half. The primary driver is expected to be service charge income as the benefits from our “Fair Play” banking philosophy continue to gain momentum commensurate with consumer household growth and increased product penetration. Mortgage banking income will likely show only modest, if any, growth throughout the second half of the year. Electronic banking income in the third quarter is expected to improve from the second quarter levels, though fourth-quarter levels will decline about 50% from second quarter levels as the new interchange fee structure will be implemented October 1, 2011. We also expect to see continued growth in the earnings contribution from other key fee income activities including capital markets, treasury management services, and brokerage, reflecting the impact of our cross-sell and product penetration initiatives throughout the company as well as the positive impact from strategic initiatives.
Expense levels are expected to remain relatively stable.
Nonaccrual loans and net charge-offs are expected to continue to decline throughout the year.
We anticipate the effective tax rate for the remainder of the year to approximate 35% of income before income taxes, less approximately $40.0 million of permanent tax differences over the remainder of 2011 primarily related to tax-exempt income, tax-advantaged investments, and general business credits.
Please see the 2011 Second Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at: http://www.investquest.com/iq/h/hban/ne/finnews/
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Thursday, July 21, 2011, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; Conference ID 77279999. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 29, 2011 at (800) 642-1687; Conference ID 7727999.

Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, and timing of governmental actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2010 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2011 first quarter Quarterly Performance Discussion and Quarterly Financial Review supplements to this document, the 2011 first quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Pre-Tax, Pre-Provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;

•	available-for-sale and other securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;

•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and

•	certain items identified by Management to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at the time to be infrequent or short-term in nature, which Management believes may distort the company’s underlying performance trends.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
About Huntington
Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 600 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.
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